UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2007 (December 12, 2007)

COMMUNICATE.COM INC.

(Exact name of Registrant as specified in charter)

Nevada (State or other jurisdiction of incorporation)	000-29929 (Commission File Number)	88-0346310 (IRS Employer Identification Number)

375 Water Street

Suite 645

Vancouver, British Columbia V6B 5C6

(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 453-4870

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

INFORMATION TO BE INCLUDED IN REPORT

This Form 8-K and other reports filed by the Company from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by the Company’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward looking statements.

Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company’s industry, operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 1.01

Entry into a Material Definitive Agreement.

Employment Agreement between Communicate.com Inc. and Ms. Chantal Iorio

Pursuant to the terms and conditions of an employment agreement, dated December 12, 2007, between Communicate.com Inc. (the “Company”) and Chantal Iorio (the “Employment Agreement”), Ms. Iorio has been appointed as the Vice President of Finance, effective January 7, 2008 (the “Effective Date”). The Employment Agreement provides for a term of five years subject to certain early termination rights on the part of the Company and Ms. Iorio.  The Employment Agreement provides that Ms. Iorio will receive an annual base salary of $150,000, subject to annual review by the Company’s Chief Executive Officer and the board of directors (the “Board”) as well as a bonus of up to 40% of base salary as determined by the Board in its discretion. The Employment Agreement also provides for a signing special bonus of $20,000 due to Ms. Iorio on or before the Effective Date. The Employment Agreement further provides that the Company will obtain and maintain disability insurance with respect to Ms. Iorio.

Pursuant to the Employment Agreement, the Company will issue and grant Ms. Iorio a stock option to purchase up to 150,000 shares of common stock of the Company (the “Shares”) at the then market price on the Effective Date which option will be subject to vesting over the term of the Employment Agreement as follows: (i) 50,000 Shares on the first anniversary of the Employment Agreement and (ii) thereafter 12,500 Shares vest after each successive three-month period.  The Company is planning to enter into a stock option agreement with Ms. Iorio on or before the Effective Date.

The Company may terminate Ms. Iorio’s employment in its sole discretion without notice and without Just Cause (“Terminated Without Cause” or “Termination Without Cause”) as such term is defined in the Employment Agreement, effective immediately upon the date as of when Ms. Iorio is advised of such termination.  In the event Ms. Iorio’s employment is Terminated Without Cause, Ms. Iorio is entitled to a severance allowance equivalent to her then current annual base salary and any annualized entitlement to bonus remuneration.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement which is attached to this Current Report as Exhibit 10.1.

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 12, 2007, the Company entered into the Employment Agreement with Ms. Iorio as Vice President, of Finance, effective January 7, 2008.

From 2000 to November 2007, Ms. Iorio was employed at HLB Cinnamon Jang Willoughby & Company Charter Accountant.  Most recently, she was a manager responsible for the training of new staff on company procedures, file preparation procedure, audit, accounting, and tax issues.  From 1996 to 2000, Ms. Iorio was staff accountant at D. Robinson, C.A., where she completed financial year end files and related corporate tax returns.  Since 2004, Ms. Iorio has been Treasurer, Board of Directors (volunteer) for the Vancouver Community Network.  Ms. Iorio is 29 years old.

Ms. Iorio is a Charter Accountant (Canada) and Certified Public Accountant (USA).  Ms. Iorio holds a BComm in International Business and Accounting from the University of British Columbia.

There is no family relationship among the directors or officers.

During the last two years, there has been no transaction or proposed transaction that the Company was or is a party to in which Ms. Iorio had or is to have a direct or indirect material interest.

In connection with her appointment as an officer, Ms Iorio and the Company entered into the Employment Agreement which is described above under Item 1.01 of this Current Report, and such description is hereby incorporated by reference into this Item 5.02, as if set forth in its entirety herein.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit

10.1

Employment Agreement dated November 12, 2007, between Communicate.com Inc. and Chantal Iorio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNICATE.COM INC.

By:	/s/ C. Geoffrey Hampson
C. Geoffrey Hampson
Chief Executive Officer
Dated: December 18, 2007